Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4/A – No. 333-166721) and related prospectus of América Móvil, S.A.B. de C.V., and to the incorporation by reference therein of our reports dated April 1, 2010, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and subsidiaries and the effectiveness of internal control over financial reporting of América Móvil, S.A. de C.V. and subsidiaries included in its Annual Report (Form 20-F—File No. 001—16269—10857508) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Mancera, S.C. A member practice of Ernst & Young Global

/s/ Omero Campos Segura
Omero Campos Segura

Mexico City, Mexico

May 27, 2010